Exhibit 5.1
TELEPHONE: 1-212-558-4000 FACSIMILE: 1-212-558-3588 WWW.SULLCROM.COM	125 Broad Street New York, New York 10004-2498 ______________________ LOS ANGELES • PALO ALTO • WASHINGTON, D.C. BRUSSELS • FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

September 2, 2022

Leonardo DRS, Inc.,
2345 Crystal Drive, Suite 1000,
Arlington, VA 22202.
Ladies and Gentlemen:
In connection with the registration under the Securities Act of 1933 (the “Securities Act”) of up to 52,794,105 shares (the “Shares”) of Common Stock, par value $0.01 per share, of Leonardo DRS, Inc., a Delaware corporation (the “Company”), to be issued to holders of ordinary shares, par value New Israeli Shekel 0.03 per share, of RADA Electronic Industries Ltd., a company organized under the laws of the State of Israel (“RADA”), pursuant to the Agreement and Plan of Merger, dated as of June 21, 2022 (the “Merger Agreement”), by and among the Company, RADA and Blackstart Ltd, a company organized under the laws of the State of Israel and a wholly owned subsidiary of DRS, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that when the registration statement relating to the Shares (the “Registration Statement”) has become effective under the Securities Act, and the Shares have been duly issued pursuant to the Merger Agreement as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.
In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the issuance of the Shares.
The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Securities” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP